Exhibit 10.18

Incentive Bonus Plan

Republic Underwriters Insurance Company

Purpose	The purpose of the Incentive Bonus Plan is to promote the achievement of excellent performance and results of employees and the Company by rewarding and, thereby, providing an incentive to eligible employees whose teamwork and efforts contribute to the success of the Company.

Definitions	“Board” shall mean the Board of Directors of Republic Underwriters Insurance Company.

“Company” shall mean Republic Underwriters Insurance Company.

“Plan” shall mean the Incentive Bonus Plan of Republic Underwriters Insurance Company.

“President” shall mean the President of Republic Underwriters Insurance Company.

“Return on Equity” (ROE), for the purpose of this Plan, shall mean the sum of underwriting results and investment results, divided by allocated capital.

“Restricted Stock” shall mean stock of Republic Companies Group, Inc. that is awarded to an employee who is restricted from selling or transferring the stock until the employee acquires a vested right in the stock. A Restricted Stock award shall vest over a three-year period from the date of the award at the rate of 33 and 1/3 percent per year.

“Incentive Bonus Award” shall mean an award made under the Company’s Incentive Bonus Plan and is composed of 75% cash, 25% Restricted Stock and a Restricted Stock Premium; provided, however, in the President’s sole discretion the Restricted Stock portion of the Incentive Bonus Award may be paid in cash equal to the Fair Market Value of the applicable Restricted Stock (without regard to its vesting provisions) whereby the Fair Market Value has the meaning set forth in the Republic Companies Group, Inc. 2005 Equity-Based Compensation Plan (the “Equity-Based Plan”). Notwithstanding the foregoing, if cash is substituted for the payment of Restricted Stock, the Incentive Bonus Award shall not consist of any Restricted Stock Premium. The total value of an Incentive Bonus Award shall be expressed as a percentage of the employee’s base salary. The Restricted Stock component shall be based on the value of the stock on the date of the award.

Incentive Bonus Plan

“Restricted Stock Premium” shall mean a supplemental stock award equal to 33 and 1/3 percent of the Restricted Stock component of the Incentive Bonus Award provided as a hedge against fluctuations in stock value.

All Restricted Stock and Restricted Stock Premiums awarded pursuant to the Plan shall be issued pursuant to the Equity-Based Plan and a prerequisite of the grant of the Restricted Stock and Restricted Stock Premium shall be compliance with all the terms and conditions of the Equity-Based Plan.

Eligibility	Company officers and employees in job grades 26 and above are eligible to participate in the Plan. At the discretion of the President, other employees in job grades 22 and above and exempt profit center employees in job grades 18 and above may be eligible to participate in the Plan.

If an employee becomes a participant in the Plan during a calendar year, he or she may be eligible, at the discretion of the President, for a pro rata share of a bonus based on the portion of the calendar year he or she was a participant. If an employee who is a participant in the Plan moves from one job grade level to another during a calendar year, he or she may be eligible, at the discretion of the President, for a bonus pro rated on the basis of time spent at each job grade level during the calendar year.

An eligible employee who dies or retires, or whose employment is otherwise terminated during the calendar year, or who becomes ineligible to participate in the Plan during the calendar year, or gives notice of his or her intent to terminate his or her employment subsequent to the end of the calendar year but prior to the date on which the Incentive Bonus Awards are issued, may receive all, none, or any part of the amount such employee would have received if his or her eligibility had been for the full calendar year. In determining what bonus, if any, such employee is to receive, the President may consider, among other matters, the employee’s performance during the calendar year and the number of months during the calendar year the employee was eligible to participate in the Plan.

If an employee’s employment with the Company is terminated for any reason, including death, disability, termination by the Company or resignation by the employee, prior to any of the vesting dates of the Restricted Stock award, then all unvested shares of Restricted Stock shall be immediately forfeited as of the date of termination. At the discretion of the President, restrictions or forfeitures relating to Restricted Stock of an employee may be waived in whole or in part and such waiver may vary among individual employees.

Incentive Bonus Plan

Performance Measurement	The central measurement element of the Plan will be “Return on Equity” (ROE). Each year, the Board will approve a Company Target ROE and a Target combined ratio for each designated Business Unit. Profit Centers will be judged on Target combined ratio. Support Units will be judged on specific results that are key to performance and the Company Target ROE. Service Income Units will be judged on Target net income.

In addition to Target performance levels, the Board will approve Unacceptable, Threshold and Stretch performance levels. Performance levels for the Plan year will be communicated to all eligible participants subsequent to approval by the Board.

Individual Awards	The amount of potential individual Incentive Bonus Awards is determined as set forth below and in Exhibit A.

If Target performance levels are achieved, the “standard award” opportunity for individual eligible participants, by job grade, is as follows:

	• President:	75% of base salary

	• Grade 70:	50% of base salary

	• Grade 60:	30% of base salary

	• Grade 26 through 28:	20% of base salary

	• Grade 18 through 25:	10% of base salary

The total value of an Incentive Bonus Award is expressed as a percentage of an employee’s base salary. The Award is composed of 75% cash, 25% Restricted Stock or cash as applicable, and a stock premium as applicable all as described in the Definitions section of this Plan document.

If Threshold performance levels are achieved, the standard award will be 50% of the Target standard award.

If Stretch performance levels are achieved, the standard award will be up to 150% of the Target standard award.

If Unacceptable performance levels (results below the Threshold level) are achieved, no bonus will be paid under the Plan.

If performance results are less than or greater than Target (but above the Threshold level and below the Stretch level), the standard bonus opportunity (and, consequently, the final awards) will be proportionately higher or lower.

Incentive Bonus Plan

In recognition of differences in the personal performance and contribution level of participants within a Business Unit, Support Unit or Service Income Unit, each participant will receive an individual “qualitative performance rating” from the applicable manager. Based on the assigned rating, the following will apply:

• 1 Rating - eligible for standard award • +1 Rating - eligible for 120% of the standard award • -1 Rating - eligible for 75% of the standard award

Payment of Bonuses	Any bonus to be made will be paid after year-end results necessary to calculate such bonus are available. Payment of the cash component of the bonus shall be made in a lump sum.

General Provisions	The Plan shall be effective as of January 1, 2005 and shall apply to Incentive Bonus Awards paid for performance in calendar year 2005 and thereafter. The Plan shall continue indefinitely unless terminated by the Company.

Bonus payments are excluded from determining compensation for other benefits, including, but not limited to, the Profit Sharing Plan (to the extent allowed pursuant to the Profit Sharing Plan document) and life insurance plans maintained by the Company.

The Company has the right, in its sole discretion, to:

(i) construe, interpret, revise, amend and administer the Plan;

(ii) make all determinations deemed necessary or desirable for the Plan’s operation;

(iii) terminate the Plan at any time, with or without notice; and

(iv) determine any employee’s eligibility to participate in the Plan at any time.

This Plan does not constitute a contract of employment nor does it confer any rights to continued employment. The Company retains the right to terminate the employment of any employee with or without notice at any time.

No individual shall have any vested rights in any part of a bonus until a distribution is made to him or her pursuant to the Plan.

The Company shall withhold from all bonus payments made under this Plan any federal, state or local taxes required to be withheld with respect to such payments.

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